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                                                                   EXHIBIT 23.3

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Grove Investors, Inc.

We consent to the use of our report dated December 12, 2001, with respect to the consolidated balance sheet of Grove Investors, Inc. and subsidiaries as of September 29, 2001, and the consolidated balance sheet of SGPA, Inc. (formerly Grove Investors LLC) and subsidiaries as of September 30, 2000, and the related consolidated statements of operations, comprehensive income
(loss), predecessor equity (deficit) and cash flows for each of the years in the three-year period ended September 29, 2001, included herein and to the reference to our firm under the heading "Experts" in the prospectus.

As stated in the report of KPMG LLP, effective September 29, 2001, Grove Investors, Inc. accounted for a change in ownership through "fresh start" reporting. As a result, the consolidated information prior to September 29, 2001 is presented on a different cost basis than that as of September 29, 2001, and, therefore, is not comparable.

/s/ KPMG LLP

Baltimore, Maryland
November 21, 2002